FOR IMMEDIATE RELEASE
CONTACT:	Michele Howard
770-441-2051

Immucor Announces Fiscal Year 2010 Guidance

NORCROSS, Ga. –  June 1, 2009 – Immucor, Inc. (Nasdaq: BLUD), a global leader in providing automated instrument-reagent systems to the blood transfusion industry, today announced its guidance for its fiscal year ending May 31, 2010.

The Company expects consolidated revenue to be in the range of $322 million to $332 million for fiscal year 2010. Revenue growth expectations include $10 million to $15 million from volume contributions, primarily related to increased sales of reagents from instrument placements, and $15 million to $20 million from price contributions. Of the Company’s Capture® and traditional reagent revenue, approximately two-thirds of the revenue is under contract.

Consolidated gross margins are expected to be in the range of 70.0% to 71.5% for fiscal 2010. The Company’s Quality Process Improvement Project, which focuses on improving the quality department’s processes and procedures, is included in cost of goods sold. Expenses related to the project in fiscal 2010 are expected to be in the range of $4.0 million to $4.5 million. The Company expects to complete the project during the third fiscal quarter of 2010.

The Company expects diluted earnings per share to be in the range of $1.10 to $1.17 for fiscal 2010, which includes the approximately $0.04 per share impact, net of tax, related to the Quality Process Improvement Project. The Company’s fiscal 2010 guidance includes a full year of BioArray expenses. BioArray was acquired on August 4, 2008.

The Company expects to receive 320 to 350 Echo instrument orders in fiscal 2010. The Company also expects to receive 50 to 70 Galileo instrument orders in the coming fiscal year.

The Company will host a conference call Tuesday, June 2, 2009 at 8:30 AM (Eastern Time) to review its fiscal 2010 guidance. Investors are invited to participate in this conference call by dialing 1-888-324-7567 (Passcode: BLUD). Investors can also access the call via Webcast through the “About Us – Investor Information” section at www.immucor.com.

For those unable to listen to the live broadcast, a replay of the conference call will be available shortly after its completion and will be archived on Immucor’s website for approximately 60 days. Additionally, investors may access a replay of the call for one week beginning at noon on June 2nd by dialing 1-800-964-0911 (Passcode: 2583).

About Immucor
Founded in 1982, Immucor manufactures and sells a complete line of reagents and systems used by hospitals, reference laboratories and donor centers to detect and identify certain properties of the cell and serum components of blood prior to transfusion. Immucor markets a complete family of automated instrumentation for all of its market segments. For more information on Immucor, please visit our website at www.immucor.com.

Safe Harbor Statement
This press release contains statements that are "forward-looking statements" as that term is defined under federal securities laws.  Forward-looking statements contained in this press release include the intent, belief or current expectations of the Company and members of its management team with respect to the Company's future business operations as well as the assumptions upon which such statements are based. Forward-looking statements include specifically, but are not limited to: fiscal 2010 revenue projections, price contribution projections, volume contribution projections, gross margin projections, Quality Process Improvement Project costs expectations and timeline, fully diluted earnings per share projections and order projections for the Echo and Galileo instruments. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance, and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Factors that could cause actual results to differ materially from those expressed in any forward-looking statement include, but are not limited to: lower than expected demand for the Company’s instruments; the decision of customers to defer capital spending; the unexpected change in the mix of instruments being purchased instead of acquired through other means, which could significantly increase costs; the outcome and costs associated with the Company’s Quality Process Improvement Project; the inability of customers to efficiently integrate the Company’s instruments into their blood banking operations; increased competition in the sale of instruments and reagents, particularly in North America; unanticipated operational problems that result in non-compliance with FDA regulations; the failure to effectively integrate BioArray operations into the Company’s overall operations; product development obstacles including obstacles related to the development of an automated instrument for the molecular immunohematology products produced by BioArray; regulatory obstacles including obstacles in securing regulatory approval of the BioArray system; the inability to hire and retain, and the unexpected loss of key managers; changes in interest rates; fluctuations in foreign currency conversion rates; the strengthening of the U.S. Dollar versus any of the functional currencies in which the Company operates and its adverse impact on reported results; the inability of the Company’s Japanese, French and United Kingdom subsidiaries to attain expected revenue, gross margin and net income levels; the outcome of any legal claims or regulatory investigations known or unknown, including the ongoing Federal Trade Commission and Department of Justice investigations; the Company’s inability to protect its intellectual property or its infringement of the intellectual property of others; lower than expected market acceptance of the molecular immunohematology products produced by BioArray; the unexpected application of different accounting rules; general economic conditions; and adverse developments with respect to the operation or performance of the Company, its products and its affiliates or the market price of its common stock. Additional factors that could cause actual results to differ materially from those contemplated within this Press Release can be found in the Company's Risk Factor disclosures in its Form 10-K for the year ended May 31, 2008, and its Form 10-Q for the quarter ended February 28, 2009.  Immucor assumes no obligation to update any forward-looking statements.

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